EXHIBIT 99.1

NEWS
RELEASE

2004-10

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL REPORTS STRONG SECOND QUARTER 2004 RESULTS

HOUSTON, TEXAS, August 5, 2004 – Frontier Oil Corporation (NYSE: FTO) announced net income of $49.5 million, or $1.81 per diluted share, for the quarter ended June 30, 2004, a substantial improvement from the net loss of $992,000, or $0.04 per share, for the second quarter of 2003. Net income of $49.5 million earned in the second quarter of 2004 was the second highest quarterly earnings achieved by Frontier, trailing only the record $78.9 million net income earned in the second quarter of 2001.

The most recent quarter’s results benefited from strong gasoline and diesel crack spreads, wide crude oil differentials and outstanding operations. Gasoline crack spreads averaged $14.23 per barrel in the second quarter 2004 compared to $7.24 per barrel in the second quarter of 2003. The diesel crack spread averaged $7.39 per barrel in the second quarter of 2004, almost double the $3.91 per barrel in the second quarter of 2003. The WTI/WTS crude oil differential averaged $3.29 per barrel for the second quarter 2004, well above the $2.52 per barrel average since we acquired the El Dorado Refinery in November of 1999. Similarly, the light/heavy crude oil differential averaged $8.81 per barrel for the second quarter 2004, well above the five-year average of $5.21 per barrel. Total crude charge for the second quarter 2004 averaged approximately 158,400 barrels per day compared to 156,200 barrels per day in the second quarter 2003 and significantly higher than the 135,200 barrels per day of crude charge in the first quarter 2004.

Frontier’s Chairman, President and CEO, James Gibbs, commented, “We are very pleased with the second best quarter in our history. We recovered quickly from our operational problems in the first quarter and were able to capture the strong margins in the second quarter. Looking forward, we will continue to improve our capitalization, review possible acquisitions and pursue potential strategic alliances with heavy crude oil producers. Our July product crack spreads and crude differentials were at or above five-year highs for July and we are optimistic about the remainder of the third quarter.”

Frontier’s balance sheet benefited from the outstanding quarter. The Company’s cash flow before changes in working capital of $80.6 million was applied to debt reduction and working capital investment. Frontier’s cash balance was $88.1 million as of June 30, 2004, up from $62.6 million at March 31, 2004. In addition, borrowings under the working capital facility were reduced by $40.5 million. Total debt outstanding at the end of the second quarter 2004 was $208.3 million, comprised of $39.5 million borrowed under the Company’s revolving credit facility and $168.8 million in long-term debt. Net cash provided by operating activities was $78.9 million in the second quarter of 2004, compared to $19.3 million for the same period of 2003.

For the six months ended June 30, 2004, Frontier recorded net income of $45.7 million, or $1.68 per diluted share, compared to a net loss of $4.7 million, or $0.18 per share, for the six months ended June 30, 2003.

The second quarter results include an after-tax inventory gain of approximately $5.7 million, or $0.21 per share, compared to a loss of $3.5 million, or $0.14 per share, for the same period of 2003. The six months ended June 30, 2004 include an after-tax inventory gain of $14.7 million, or $0.54 per share, compared to a gain of $1.6 million, or $0.06 per share, for the six-month period ended June 30, 2003.

Conference Call

A conference call is scheduled for today, August 5, 2004, at 11:00 a.m. eastern time, to discuss the financial results. To access the call, please dial (800) 289-0544. For those individuals outside the United States, please call (913) 981-5533. A recorded replay of the call may be heard through August 19 by dialing (888) 203-1112 (international callers (719) 457-0820) and entering the code 575715. In addition, the real-time conference call and a recorded replay will be webcast by PR Newswire. To access the call or the replay via the Internet, go to www.frontieroil.com and register from the Investor Relations page of the site.

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 46,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

                                                   FRONTIER OIL CORPORATION

                                                                      Six Months Ended            Three Months Ended
                                                                           June 30                       June 30
                                                                 -------------------------------------------------------
                                                                      2004          2003          2004          2003
                                                                 -------------------------------------------------------
INCOME STATEMENT DATA ($000's except per share)
Revenues                                                         $  1,273,236  $  1,032,797  $    735,904  $    533,413
Refining operating costs                                            1,154,854       999,242       634,981       512,627
Selling and general expenses                                           13,846         9,794         7,171         5,116
Merger termination and legal costs                                      3,663             0           376             0
                                                                 -------------------------------------------------------
Operating income before depreciation (EBITDA) (1)                     100,873        23,761        93,376        15,670
Depreciation                                                           15,762        14,031         7,943         7,071
                                                                 -------------------------------------------------------
Operating income                                                       85,111         9,730        85,433         8,599
Interest expense and other financing costs                             11,805        17,946         5,949        10,520
Interest income                                                          (405)       (1,014)         (204)         (641)
Gain on involuntary conversion of assets                                 (594)            0          (594)            0
                                                                 -------------------------------------------------------
Provision (Benefit) for income taxes                                   28,572        (2,510)       30,813          (288)
                                                                 -------------------------------------------------------
Net income (loss)                                                $     45,733  $     (4,692) $     49,469  $       (992)
                                                                 =======================================================
Net income (loss) per diluted (basic) share                      $       1.68  $      (0.18) $       1.81  $      (0.04)
Average shares outstanding (000's)                                     27,224        25,897        27,313        25,929

OTHER FINANCIAL DATA ($000's)
Cash flow before changes in working capital                      $     85,143  $      9,003  $     80,573  $      6,345
Working capital changes                                               (23,525)       (9,027)       (1,697)       12,970
Net cash provided (used) by operating activities                       61,618           (24)       78,876        19,315
Net cash used by investing activities                                 (28,320)      (19,563)      (11,739)      (12,956)

OPERATIONS
Consolidated
Operations (bpd)
    Total charges                                                     162,484       159,297       172,951       173,610
    Gasoline yields                                                    80,625        79,863        86,782        85,056
    Diesel yields                                                      51,188        51,087        54,917        59,324
    Total sales                                                       160,050       158,141       171,460       171,215

Refinery operating margin information ($ per bbl)
    Refined products revenue                                     $      43.88  $      36.03  $      47.27  $      34.24
    Raw material, freight and other costs                               35.99         31.40         37.42         29.74
    Operating expenses excluding depreciation                            3.65          3.51          3.28          3.16
    Refinery depreciation                                                0.52          0.49          0.49          0.45

Light/Heavy crude spread ($ per bbl) (2)                         $       8.49  $       6.97  $       8.81  $       6.56
WTI/WTS Differential ($ per bbl)                                         3.09          2.78          3.29          3.19

BALANCE SHEET DATA ($000's)                                             At June 30, 2004             At March 31, 2004
                                                                  ---------------------------     -----------------------
Cash, including cash equivalents                                         $     88,086                  $     62,634
Working capital                                                                91,786                        21,390
Revolving Capital Facility                                                     39,500                        80,000
Total long-term debt                                                          168,796                       168,742
Shareholders' equity                                                          216,846                       165,592

(1)   EBITDA represents income before interest expense, interest income, income tax, and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company. EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it enhances an investor’s understanding of Frontier’s ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures. EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s EBITDA for the six and three months ended June 30, 2004 and 2003 is reconciled to net income as follows:

                                                      Six Months Ended           Three Months Ended
                                                           June 30                     June 30
                                                   -----------------------   ------------------------
                                                       2004        2003          2004         2003
                                                   -----------------------   ------------------------
                                                                    (In Thousands)

Net income (loss)                                  $   45,733  $   (4,692)   $   49,469   $     (992)
Add provision (benefit) for income taxes               28,572      (2,510)       30,813         (288)
Add interest expense and other financing costs         11,805      17,946         5,949       10,520
Subtract interest income                                 (405)     (1,014)         (204)        (641)
Subtract gain on involuntary conversion of assets        (594)          0          (594)           0
Add depreciation and amortization                      15,762      14,031         7,943        7,071
                                                   -----------------------   -----------------------
EBITDA                                             $  100,873  $   23,761    $   93,376   $   15,670
                                                   =======================   =======================

(2)   Average light/heavy crude oil spread is the differential between the benchmark average West Texas Intermediate (WTI) crude priced at Cushing, Oklahoma and the heavy crude oil priced delivered to the Cheyenne Refinery. The light/heavy spread has been restated in prior periods using WTI as the light crude oil in order to be comparable with the WTI/WTS spread reported for the El Dorado Refinery.

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